Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeffrey A. Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release

AETNA COMPLETES $700 MILLION 30-YEAR BOND OFFERING

HARTFORD, CT. December 4, 2007— Aetna (NYSE: AET) today announced that it has completed a public offering of $700 million of its 6.75 percent Senior Notes due in 2037.

The company intends to use the net proceeds from the offering to repay its outstanding commercial paper borrowings and, to the extent of any remaining proceeds, for general corporate purposes, including share repurchases.

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.4 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, government-sponsored plans and expatriates. www.aetna.com

 - XXX -